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                                                                    EXHIBIT 99.1



Editorial Contact:                      Investor Relations Contact:
Kellie DiNaro, Sr. PR Manager           Rosie Sundell, Dir.Corp. Communications
Gadzoox Networks, Inc.                  Gadzoox Networks, Inc.
408-361-6229                            408-360-6011
kdinaro@gadzoox.com                     rsundell@gadzoox.com


    GADZOOX NETWORKS RECEIVES ANTICIPATED DELISTING NOTIFICATION FROM NASDAQ
                   Company Requests Hearing to Appeal Decision

         SAN JOSE, CALIF., MAY 28, 2002 - Gadzoox Networks Inc., (NASDAQ: ZOOX), a global supplier of innovative Storage Area Network (SAN) products, today announced that the Company has received notification from The Nasdaq Stock Market that it is out of compliance with the minimum bid price requirement of $1.00 per share set forth in Marketplace Rule 4450(a)(5). Therefore, the Company's securities are subject to delisting from The Nasdaq National Market. The Company has requested a hearing with Nasdaq, and the stock will remain listed on The Nasdaq National Market at least until the date of the hearing, which has not yet been determined. There can be no assurance the Nasdaq Listing Qualifications Panel will grant the company's request for continued listing after the hearing.

ABOUT GADZOOX NETWORKS

         Since 1996 Gadzoox Networks has led the industry in market "firsts" and continues to drive the Storage Area Network (SAN) edge market with innovative Fibre Channel switching technology. The company has consistently delivered a time to market advantage to major OEM customers enabling them to create clear business value for their customer base. Gadzoox Networks is a voting member of the Storage Networking Industry Association (SNIA), with corporate headquarters located in San Jose, California. For more information about Gadzoox Networks' products and technology advancements in the SAN industry, visit the company's Web site at http://www.gadzoox.com.

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Gadzoox and the Gadzoox logo are registered trademarks of Gadzoox Networks, Inc.
All other trademarks are property of their respective owners.